CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on March 25, 2009 pertaining to the EClips Energy Technologies, Inc. Stock Grant and Option Plan 2008, as amended, of our report dated March 28, 2008, with respect to the consolidated financial statements of EClips Energy Technologies, Inc. (f/k/a World Energy Solutions, Inc.) and subsidiaries included in its Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Ferlita, Walsh & Gonzalez, P.A.

Tampa, Florida

March 25, 2009